Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, January 6, 2010 7:00 A.M. CST

A. H. BELO NAMES MIKE LAVEY VICE PRESIDENT AND CONTROLLER

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that Michael N. Lavey has been promoted to vice president/Controller. Lavey has more than 30 years of accounting and finance experience, and has previously served as corporate controller and chief financial officer for both public and private companies. He will continue to report to Alison K. Engel, senior vice president/Chief Financial Officer of A. H. Belo.

Since June 2009, Lavey has served as controller for A. H. Belo’s flagship newspaper, The Dallas Morning News. Lavey joined A. H. Belo from imc2, a privately-owned digital advertising agency headquartered in Dallas, where Lavey served as vice president/Finance and a member of the Senior Leadership Team. During his tenure at imc2, Lavey managed all financial functions within the company. Prior to joining imc2, Lavey served as an executive consultant for Alliance Data Systems in Dallas and specialized in Sarbanes-Oxley assessments and related matters.

“The leadership and financial skills that Mike has brought to The Dallas Morning News will now benefit the entire Company,” said Engel. “His expertise in managing change and looking at businesses strategically, operationally and financially will help us identify and realize cash-generative opportunities.”

Lavey previously served as chief financial officer of Lighting Science Group Corporation, and held various senior finance and accounting positions at MetroPCS, Excel Communications/Vartec Telecom, BancTec and NAC. Lavey also spent 8 years in the audit practice of Arthur Andersen, where he focused on the technology and manufacturing sectors. Lavey received a Bachelor of Business Administration from the University of Michigan in 1979 and is a Certified Public Accountant.

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Michael N. Lavey Announcement
January 6, 2010
Page Two

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other public disclosures and filings with the Securities and Exchange Commission.